**EXECUTIVE EMPLOYMENT AGREEMENT**

THIS AGREEMENT made as of the 1st day of July, 2007 between **POLY MET MINING, INC.** a corporation duly organized and existing under the laws of the State of Minnesota, United States of America (the "**Company**"), **POLYMET MINING CORP.** a British Columbia company (the "**Parent**") and **DOUGLAS NEWBY**, (the "**Executive**")

WHEREAS the Executive has been providing services to the Company (and serving as an officer of the Parent) since May 30, 2005;

AND WHEREAS the Executive and Company wish to enter into an agreement setting forth the terms of employment of the Executive by the Company;

AND WHEREAS this Agreement is to supersede and replace all existing agreements between the Company and the Parent or any Affiliate of the Parent and the Executive or any Affiliate of the Executive in respect of the employment of the Executive by the Company or the Parent or the provision of services to the Company or the Parent by the Executive;

AND WHEREAS the Company recognizes the valuable services that the Executive has provided and is continuing to provide to the Company and believes that it is reasonable and fair to the Company that the Executive receive fair treatment in the event of a termination of the Executive other than for Just Cause (as hereinafter defined) or in the event of a Control Change (as hereinafter defined);

AND WHEREAS in the event of a Control Change, there is a possibility that the employment of the Executive would be terminated without cause or adversely modified and the Executive has expressed concern in that regard to the Company;

AND WHEREAS both the Company and the Executive wish formally to agree as to the terms and conditions that will govern the employment of the Executive.

NOW THEREFORE in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

## ARTICLE 1

## INTERPRETATION

1.1 Headings. The headings of the Articles, sections, subsections and clauses herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

1.2 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Except for the matters which are to be determined by arbitration as provided for in this Agreement, each of the parties hereby irrevocably attorns to the jurisdiction of the

courts of the Province of British Columbia with respect to any matters arising out of this Agreement.

1.3 Singular Includes Plural, Etc. Words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include any other gender, the word "or" is not exclusive and the word "including" is not limiting whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto.

1.4 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(1) "**Affiliate**" means any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with another Person;

(2) "**Asset Sale**" means the sale or other disposition of all or substantially all of the assets and undertaking of the Parent (whether by sale, amalgamation, consolidation or merger) to or with any person, group of persons or persons acting jointly or in concert within the meaning of the Securities Act (British Columbia), or persons associated or affiliated within the meaning of the Canada Business Corporations Act with any such person, group of person or any of such persons acting jointly or in concert (collectively, "**Acquirors**");

(3) "**Control Change**" means either:

(a) the occurrence of either:

(i) the acquisition, directly or indirectly, by any Acquiror of common shares of the Parent which, when added to all other common shares of the Parent at the time held directly or indirectly by such Acquiror, totals for the first time 50% of the outstanding common shares of the Parent; or

(ii) the individuals who, as of March 8, 2007 are members of the board or directors (the "**Board**") of the Parent cease for any reason to constitute at least a majority of the Board unless the appointment or election of such individuals was approved by Incumbent Directors; or

(b) an Asset Sale;

provided that notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or has taken steps reasonable calculated to effect a Control Change (a "**Third Party**"), or (ii) otherwise occurred in connection with, or in anticipation of, a Control Change

then for all purposes of this Agreement, a Control Change shall occur upon date of such termination of the Executive's employment;

(4) "**Control Change Period**" shall mean the period commencing on the date hereof and ending on the earlier of: (i) the first anniversary of the date of a Control Change; and (ii) the Executive's Normal Retirement Date;

(5) "**Date of Termination**" shall mean the date of termination of the Executive's employment, whether by death of the Executive, by the Executive or by the Company;

(6) "**Disability**" shall mean the Executive's failure to substantially perform his duties on a full-time basis for a period of six months out of any 18-month period, where such inability is a result of physical or mental illness;

(7) "**Good Reason**" shall include, without limitation, the occurrence of any of the following without the Executive's written consent (except in connection with the termination of the employment of the Executive for Just Cause or Disability):

(a) a change (other than those that are clearly consistent with a promotion) in the Executive's position or duties (including any position or duties as an officer of the Parent), responsibilities (including, without limitation, to whom the Executive reports and who reports to the Executive), which, in the reasonable judgement of the Executive, represents and adverse change from his status, title, position or responsibilities in effect immediately prior thereto, the assignment to the Executive of any duties or responsibilities which, in the reasonable judgement of the Executive, are inconsistent with his status, title, position or responsibilities immediately prior thereto, or the removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions, or offices;

(b) a reduction by the of the Executive's salary, benefits or any other form of remuneration or any change in the basis upon which the Executive's salary, benefits or any other form of remuneration payable by the Company is determined or any failure by the Company to increase the Executive's salary, benefits or any other forms of remuneration payable by the Company in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to a Control Change or with practices implemented subsequent to a Control Change with respect to the other senior employees of the Company or the Parent, whichever is more favourable to the Executive;

(c) any failure by the Company or the Parent to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate immediately prior to a Control Change, or the Company or the Parent taking any action or failing

to take any action that would adversely affect the Executive's participation in or reduce his rights or benefits under or pursuant to any such plan;

(d) the Company failing to increase or improve such rights or benefits on a basis consistent with practices in effect immediately prior to a Control Change or with practices implemented subsequent to a Control Change with respect to the senior employees of the Company and the Parent, whichever is more favourable to the Executive;

(e) the Company relocating the Executive to any place other than the location at which the Executive reported for work on a regular basis immediately prior to a Control Change or a place within 100 kilometres of that location; any failure by the Company to provide the Executive with the number of paid vacation days to which he was entitled immediately prior to a Control Change or the Company failing to increase such paid vacation on a basis consistent with practices in effect immediately prior to a Control Change or with practices implemented subsequent to a Control Change with respect to the senior employees of the Company and the Parent, whichever is more favourable to the Executive;

(f) the Company or the Parent taking any action to deprive the Executive of any material fringe benefit not hereinbefore mentioned and enjoyed by the Executive immediately prior to a Control Change, or the Company failing to increase or improve such material fringe benefits on a basis consistent with practices in effect immediately prior to a Control Change or with practices implemented subsequent to a Control Change with respect to the senior employees of the Company and the Parent, whichever is more favourable to the Executive;

(g) any breach by the Company of any provision of this Agreement;

(h) the good faith determination by the Executive that, as a result of a Control Change or any action or event thereafter, the Executive's status or responsibility in the Company and the Parent has been diminished or the Executive is being effectively prevented from carrying out his duties and responsibilities as they existed immediately prior to a Control Change; or

(i) in the event of an Asset Sale: (i) the failure of the Acquiror to offer employment to the Executive or the offer of employment to the Executive by the Acquiror on terms that would be Good Reason under paragraphs (a) to (h) of this definition; or (ii) the good faith determination by the Executive not to accept an offer of employment made by the Acquiror;

provided that any event or condition described in paragraphs (a) to (h) of this definition which occurs prior to a Control Change but which the Executive reasonable demonstrates was at the request or initiation of a Third Party who has indicated an intention or taken steps reasonably calculated to effect a Control

Change, or (ii) otherwise arose in connection with or in anticipation of a Control Change, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Control Change;

(8) "**Incumbent Director**" shall mean any member of the Board who was a member of the Board immediately prior to a Control Change and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the directors when that affirmative vote includes the affirmative vote of at least a two-thirds majority of the Incumbent Directors then on the Board;

(9) "**Just Cause**" includes:

(a) any act, event, circumstance, condition, matter or omission that would be "just cause" at law;

(b) the good faith determination by the Board, that an act, event, circumstance, condition, matter or omission by the Executive has occurred that is Poor Performance; and

(i) the Company has given written notice to the Executive identifying the act, event, circumstance, condition, matter or omission that has occurred upon which the determination of the Board in (b) above has been made;

(ii) the Board has given the Executive a reasonable opportunity to rectify the act, event, circumstance, condition, matter or omission referred to such written notice; and

(iii) the Executive fails to rectify such act, event, circumstance, condition, matter or omission to the reasonable satisfaction of the Board and no further written notice has been given to the Executive under (i) above before such act, event, circumstance, condition, matter or omission has been rectified;

(c) the intentional engaging by the Executive in any act that is demonstrably and materially injurious to the Company or the Parent, monetarily or otherwise, but not including, following a Change of Control, the expression of opinions contrary to those of directors of the Parent who are not Incumbent Directors or those of the Acquirors; and

(d) the engaging by the Executive in any criminal act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Executive at the Company's expense;

(10) "**Normal Retirement Date**" shall mean, for purposes of this Agreement, age 65

(11) "**Parent**" means:

(a) before a Control Change or an Asset Sale, the persons who are the parties to this Agreement as "Parent"; and

(b) after a Control Change or an Asset Sale:

(i) in the event of a Control Change referred to in subsection (a) (i) of the definition of "Control Change", the Acquirors; and

(ii) in the event of an Asset Sale, the person that acquires the assets and undertaking of the Parent;

(12) "**Person**" means and includes any individual, corporation, limited partnership, general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity;

(13) "**Poor Performance**" means the continuous failure by the Executive to substantially perform the duties and responsibilities of the Executive in the manner contemplated herein (provided that an adverse change in the results of operations of the Company resulting from changes in economic conditions in the markets in which the Company carries on business is not Poor Performance); and

(14) "**Retirement**" shall mean the retirement of his employment by the Executive on the Normal Retirement Date.

## ARTICLE 2

## TERM OF AGREEMENT AND EMPLOYMENT

2.1 Employment. The Parent hereby agrees to employ the Executive as its Chief Financial Officer. The Executive accepts such employment with the Parent on the terms and conditions set out in this Agreement.

2.2 Term. The employment of the Executive under the terms of the Agreement shall be for an indefinite term until terminated as provided for herein.

2.3 Duties and Responsibilities. The Executive will serve the Company and the Parent diligently and faithfully in the performance of his duties and responsibilities in the position set forth in Section 2.1. The Executive's duties shall include such duties and responsibilities as the Company or the Parent may reasonably prescribe within the scope of the Executive's capacity as the position set forth in Section 2.1. The Executive will report to the President of the Company. The Executive will carry out the duties and responsibilities of the Executive in a good and faithful manner, using his best efforts to advance the interests of the Company and the Parent. The Executive agrees to devote all of the Executive's working time to the business and affairs of the Company and the Parent, or to such other Affiliate of the Company as directed by the Company.

2.4 Compensation, Benefits, and Vacation.

(1) The Company will pay to the Executive an annual salary determined in accordance with Schedule A hereto, less all required deductions (such as statutory deductions and benefit deductions). The amount of the annual salary will be paid in equal semi-monthly amounts Adjustments to the Executive's base salary will be commensurate with the Executive's role and progression and performance with the Company.

(2) The Company may award the Executive an annual cash bonus, related to the performance of the Executive in respect of the year for which the bonus is paid, in such amount and payable at such time as the Compensation Committee of the Board determines, in its sole discretion, to be appropriate. A separate bonus, or bonuses, may be awarded based on a special circumstances or events as determined by the Compensation Committee and payable at such time as the Compensation Committee determines. The Executive understands that the award and determination of the amount of any such bonus is solely in the discretion of the Company and that, unless and to the extent awarded and determined, the Executive has no entitlement to an annual cash bonus.

(3) Subject to the Executive meeting all applicable eligibility requirements (many of which are set not by the Company, but by an independent insurer), the Company will provide the same package of employee benefits to the Executive as are now provided to the other senior employees of the Company and the Parent. The Executive's rights under any such benefit plans are governed solely by the terms of such benefit plans.

(4) The Company will promptly reimburse the Executive for the reasonable travelling, entertainment, communications and other expenses actually and properly incurred by the Executive in connection with his employment. Such reimbursement for expenses is subject to the Executive keeping proper accounts and furnishing to the Company within 30 days after the date the expenses are incurred, all applicable statements, vouchers and other evidence of expense in such form as requested by the Company.

(5) The Executive is entitled to be paid such other amounts and to be paid vacations per calendar year as set forth in Schedule A hereto.

(6) The Parent will provide the Executive with the bonus payable in common shares of the Parent on the terms set forth in Schedule A hereto (the "**Share Bonus**")

(7) The Parent has granted to the Executive, the right and option to purchase (the "**Option**") from the Parent all or any part of an aggregate amount of 850,000 shares of the Common Shares of the Parent under the Company's Share Option Plan as are attached hereto as set forth in Schedule A (which also contains the vesting schedule of the time of the vesting of the Options).

## ARTICLE 3

## OBLIGATIONS OF THE EMPLOYER UPON TERMINATION

3.1 Termination of Employment by the Company other than for Just Cause, Disability or Death and termination by the Executive for Good Reason. The Company shall have the following obligations in the event that the Executive's employment with the Company is terminated by the Company, other than for Just Cause, Disability or death, during a Control Change Period by the Executive for Good Reason within the 90 day period following the occurrence of the event which is Good Reason.

(1) the Company shall pay to or to the order of the Executive in a lump sum payment within ten days after the Date of Termination, the aggregate of the following amounts (less any deductions required by law):

(a) all amounts earned or accrued through the Date of Termination but not paid as of the Date of Termination, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Date of Termination, (iii) vacation pay, (iv) sick leave (collectively, "**Accrued Compensation**"); and an amount equal to the Pro Rata Bonus. The "**Pro Rata Bonus**" is an amount equal to the Bonus Amount (as hereinafter defined) multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Date of Termination and the denominator of which is three hundred sixty-five (365). The term "**Bonus Amount**" shall mean the greater of (x) most recent annual bonus paid or payable to the Executive, or, if greater, the annual bonus paid or payable for the full fiscal year ended prior to the fiscal year during which a Control Change occurred, or (y) average of the annual bonuses paid or payable during the three (3) full fiscal years ended prior to the Date Termination or, if greater, the three (3) full fiscal years ended prior to a Control Change (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive). The Bonus Amount will not include any amount in respect of the Share Bonus or the Special Financing Bonus respectively referred to in Schedule A hereto; and

(b) as full compensation for the Executive's loss of employment;

(i) an amount equal to three times the total of (i) the annual base salary paid to the Executive determined on the basis of the highest monthly rate of the annual base salary payable to the Executive by the Company during the 36 month period preceding the Date of Termination; and (ii) Bonus Amount

(ii) extension for 36 months of the benefit plans including the continuation of insurance plan benefits, except where the insurance carrier will not extend any insurance benefit to the end of such 36

month period, in which event a lump sum payment equal to the premiums, which would otherwise have been paid by the Company for those insurance benefits to the end of such 36 month period, plus a lump sum payment equal to the loss projected to be incurred by the Executive with respect to pension arrangements (assuming the same level of compensation during such 36 month period as the Executive was receiving immediately prior to the date of termination) during such 36 month period, such amount to be determined by an independent qualified pension actuary selected by the Company; and

(2) if, at date of the Date of Termination, there were any memberships in any clubs, social or athletic organizations paid for by the Company that were for the regular use of the Executive at the Date of Termination, the Company will not take any action to terminate such membership but need not renew any such membership that expires.

3.2 Death, Disability, Retirement or Termination by the Company for Just Cause and Termination by the Executive other than for Good Reason. If the Executive's employment is terminated by reason of the Executive's death, the Disability of the Executive, Retirement or by the Company for Just Cause, or is terminated by the Executive other than for Good Reason during a Control Change period, the Company shall have no liability or obligation to the Executive under section 3.1 of this Agreement.

3.3 Resignation by Executive. The Executive may resign as an executive and an employee of the Company: (i) at any time, by giving to the Company at least three months' prior written notice of the effective date of such resignation to provide the Company with sufficient time to hire and train his replacement; or (ii) if Good Reason exists, at anytime within a Control Change Period upon giving to the Company 14 days notice of such resignation within 90 days of the occurrence of such Good Reason. Upon receipt of such notice, the Company may either: (i) waive the three-month or 14 day notice period and have the Executive cease working immediately; or (ii) allow the Executive to work through all or part of the notice period, reserving the right to at any time during such notice period, waive the remainder of the notice period at any time and thereafter have the Executive cease working. If the Company elects to waive the notice period at any time after the Executive has given notice of his resignation, unless the Good Reason exists, the Executive will cease to be eligible for any benefits or bonuses but in either event (i) or (ii), the Company will pay to the Executive the Accrued Compensation, less required statutory deductions.

3.4 No Reduction. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and the payments to be made to the Executive under Section 3.1 shall not be offset in any respect in the event the Executive shall not pursue alternative employment following the termination of the Executive's employment with the Company, or by the amount of any compensation or other benefits provided to the Executive in any subsequent employment with any Person.

3.5 Termination for Just Cause. If the Company terminates the Executive's employment in circumstances where Just Cause does exist, the Executive shall not be entitled to any notice and shall not be entitled to any compensation as a result of such termination of employment or any remuneration from the Company or any of its Affiliates after the date of such termination of employment, and the Executive will cease to be eligible for benefits effective the date of termination. If there is a dispute as to whether there are circumstances where Just Cause does exist, and if it is determined by arbitration under this Agreement that the circumstances for Just Cause did not exist, the Executive will be entitled to damages in the amount of compensation the Executive would have received had the Company terminated the Executive other than for Just Cause in accordance with Section 3.1.

3.6 Resignation of Offices. At the end of the Executive's employment for any reason, the Executive will immediately resign all directorships, offices and other positions held by the Executive in the Company or the Parent, and any Affiliate of the Company or the Parent, and the Executive agrees that the Executive will be deemed to have resigned such directorships, offices and other positions on the Date of Termination. The Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents, with full power of substitution, as the Executive's attorneys-in-fact to execute any documents necessary to complete such resignations, with the same force and effect as if executed and delivered by the Executive. The Executive will not be entitled to receive any severance payment or other compensation for the termination of such directorships, offices or other non-management positions.

3.7 Consultation After Termination. The Executive agrees to be available to the Company for reasonable consultation to answer transition questions during the period of 24 months following the end of the Executive's employment for any reason.

3.8 Release and Waiver. The Executive agrees that the rights, entitlements and benefits set out in this Agreement to be paid to the Executive are in full satisfaction of all rights of the Executive in respect of the employment of the Executive by the under any law or statute. Upon payment to the Executive of all amounts payable under this Agreement, the Executive releases and forever discharges the Company and the Parent and its shareholders, directors and officers and each of them (the "**Releasee**"), of and from any and all actions, causes of action, claims, demands, damages, interest, costs, expenses and compensation of whatsoever kind and howsoever arising, whether known or unknown, and which the Executive has or at any time hereafter can, shall or may have against the Releasees or any of them in any way resulting or arising from any cause, matter or thing whatsoever in respect of the termination of the employment by the Executive with the Company but nothing herein shall release the Company from the provisions of Section 5.6 of this Agreement or from any other liability or obligation to indemnify or hold harmless the Executive in respect of liabilities incurred by the Executive in his capacity as a director or officer of the Company or the Parent.

## ARTICLE 4
## NON-COMPETITION AND CONFIDENTIALITY

4.1 Necessity of Covenant. The Company and Executive acknowledge that:

(a) the business of the Company is highly competitive;

(b) the Company receives and maintains confidential information and trade secrets as described in section 4.7, all of which are zealously protected and kept secret by the Company;

(c) in the course of his employment, Executive will acquire certain of the information described in section 4.7 and the Company would be adversely affected if such information subsequently, and in the event of the termination of Executive's employment, is used for the purposes of competing with the Company; and

(d) for these reasons, both the Company and Executive further acknowledge and agree that the restrictions contained herein are reasonable and necessary for the protection of their respective, legitimate interests and that any violation of these restrictions would cause irreparable and substantial injury to the Company.

4.2 Covenant Not to Compete. Executive agrees that during his employment and for a period of two (2) years after the termination of the Executive' employment with the Company, for any reason, Executive will not, without the express written permission of the Company, which may be given or withheld in the Company's sole discretion, directly or indirectly:

(e) own, manage, operate, be employed by, provide services to, control, lend money to, endorse the obligations of, or

(f) participate or be connected as an officer, director, shareholder owning or controlling more than 5% of the common shares of a publicly-held company, shareholder of a closely-held company, consultant, partner, or otherwise,

in respect of any business, or enterprise, engaged in or which proposes to be engaged in mining or mining exploration within 500 kilometres of the perimeter of any mineral property in which the Company then has or is then proposing to acquire a direct or indirect interest.

4.3 No Solicitation. The Executive further covenants and agrees that the Executive shall not, for a period of two years after the termination of the employment by the Executive for any reason whatsoever or termination of the employment by the Company or a successor employer with or without cause, solicit for employment any person who is at the time of such solicitation employed by the Company and its subsidiaries, affiliates, and successors or induce, directly or indirectly, any such person to leave such employment or assist, directly or indirectly, any other person, firm, association or corporation to do so

4.4 Preservation of Goodwill. The Executive and the Company agree that they will not at any time (either during or after the term of this Agreement) make any statement or take any action that damages or harms or might damage or harm the goodwill or reputation of the other party or its Affiliates, unless such statement or action is required by applicable law or permitted with the prior written consent of the other party.

4.5 Corporate Opportunities. The Executive will fully disclose and make available to the Company all business opportunities related to the business of the Company or any of its Affiliates which become known to the Executive during the period of the Executive's employment hereunder, and the Executive agrees not to take or omit to take any action if the

result would be to divert from the Company or any of its Affiliates any opportunity which is within the scope of its business as known to the Executive from time to time.

4.6 Disclosure of Outside Activities and No Prior Covenant. Executive, during the term of his employment by the Company, shall not engage in any directorship, business activity or investment, including investment by a member of Executive's immediate family, or engagement which may be in conflict with the Company's interests. Executive further represents and warrants to the Company that, as of the date of this Agreement, he is not under any legal obligation to any other person, including under any non-competition type agreement, which would prevent him from carrying out all of his duties under this Agreement.

4.7 Nondisclosure of Confidential Information. Executive agrees that he shall not, during his employment and indefinitely thereafter, use for his own benefit or that of any other person any such Confidential Information acquired during the term of his employment by the Company. Further, during his employment and for two (2) years thereafter, Executive shall not, without the written consent of the Board or a person duly authorized thereby, which consent may be given or withheld in the Company's sole discretion, disclose to any person, other than an employee, director or consultant of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties, any Confidential Information obtained by him while employed by the Company. "Confidential Information" shall mean any information that is not generally known, outside the Company and that is proprietary to the Company, relating to any phase of the Company's existing or reasonably foreseeable business that is disclosed to Executive by the Company or received by Executive in the course of his employment, including information conceived, discovered or developed by Executive. Confidential Information also includes, but shall not be limited to, business plans, financial statements and projections, payroll and personnel records, proposals, financing information, geotechnical and mineral surveys, test results and reports relating to mining properties and any other document or information that is designated by the Company as "Confidential". For greater certainty, unless otherwise expressly directed, Executive shall be entitled to share confidential information of the Company with other employees and directors of the Company.

4.8 Return of Confidential Information. Upon termination of employment, Executive agrees to deliver to the Company all Company property, including materials that include Confidential Information, and all other materials of a confidential nature that belong to or relate to the business of the Company, including copies thereof. Executive will also delete any Confidential Information from any personal computing devices in Executive's possession or control.

4.9 Exceptions. The restrictions and obligations in section 4.8 shall not apply with respect to any Confidential Information which: (i) is or becomes generally available to the public through any means other than a breach by Executive of his obligations under this Agreement; (ii) is disclosed to Executive after termination of his employment by the Company without an obligation of confidentiality by a third party who has the right to make such disclosure; (iii) is developed independently by Executive without use of or benefit from the Confidential Information; (iv) was in possession of Executive without obligations of confidentiality prior to

receipt under this Agreement; or (v) is required to be disclosed to enforce rights under this Agreement.

4.10 Covenants To Apply During the Term of this Agreement. The Executive will not, while employed by the Company, engage in any of the conduct described in Section 4.2, 4.6 or 4.7.

4.11 Survival. The terms of this Article 4 shall survive the expiration or termination of this Agreement for any reason. The Company shall be entitled to enforce this Article 4 notwithstanding any breach or alleged breach of any obligation of the Company to Executive.

4.12 Provisions Reasonable. Executive believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in this Article 4, are fair and reasonable. Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part under the laws of any jurisdiction, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be construed and/or blue-lined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein. In the alternative, to the extent any provision of this Agreement is held to be void, invalid or unenforceable by any court of competent jurisdiction, the remaining provisions or parts thereof shall be and remain in full force and effect.

4.13 Irreparable Harm. Executive acknowledges that a breach by Executive of any of the terms of this Article 4 will inflict irreparable harm on the Company; and that in the event of such breach the Company shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties.

## ARTICLE 5
## GENERAL

5.1 Arbitration. The parties agree that all disputes arising out of or in connection with this Agreement, or in respect of any legal relationship associated therewith or derived therefrom, other than those disputes arising out of or in connection with the provisions of sections 4.2, 4.3, or 4.7 of this Agreement, or in respect of any legal relationship associated therewith or derived therefrom, are to be submitted to final determination by a single arbitrator appointed and acting pursuant to the Commercial Arbitration Act, (British Columbia), and agree that the arbitrator so appointed has jurisdiction to determine all such matters in dispute. The parties will be bound by the Rules of Procedure for Domestic Commercial Arbitration of the British Columbia International Commercial Arbitration Centre, as amended from time to time, and the arbitration shall be administered by the British Columbia International Commercial Arbitration Centre pursuant to its Rules.

5.2 Costs and Interest. The Company agrees to pay, without requiring the Executive first to pay, all legal fees and expenses that the Executive may reasonably incur arising out of or in connection with this Agreement including any litigation concerning the validity or enforceability of, or liability under, any provision of this Agreement or any action by the Executive to enforce his or their rights under this Agreement regardless of the outcome of such

litigation, except that the Executive shall repay to the Company all amounts paid by the Company under this section 5.2 if a court from which no appeal lies determines that the Executive has breached the provisions of sections 4.2, 4.3 or 4.7 of this Agreement or where there is a dispute as to whether there are circumstances where Just Cause does exist and it is determined by arbitration under this Agreement that the circumstances for Just Cause did exist; and the Company agrees to pay interest, compounded quarterly, on the total unpaid amount payable under this Agreement, such interest to be calculated at a rate equal to 1 % in excess of the prime commercial annual lending rate for Canadian dollar demand loans announced from time to time by Canadian Imperial Bank of Commerce during the period of such non-payment.

5.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered by hand or mailed by prepaid registered mail addressed as follows:

(1) in the case of the Company, to its registered office:

Attention: Chairman of the Board

in the case of the Executive, to the last address of the Executive in the records of the Company or to such other address as the parties may from time to time specify by notice give in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

5.4 Permitted Assignment. The Company shall have the right to assign this Agreement on written notice to Executive to and Acquiror or an Affiliate of the Company without Executive's consent, provided that such Company shall remain jointly and severally liable to Executive for its obligations under this Agreement together with such Acquiror or Affiliate. All covenants or agreements hereunder shall enure to the benefit of and be enforceable by or against such permitted successors or assigns.

5.5 Successors and Assigns. The terms "successors" and "assigns" shall include any person or entity which buys or otherwise acquires all or substantially all of the Company's or the Parent's assets, or with which it merges or consolidates.

5.6 Indemnity of The Executive. In the event that any third party commences any legal proceedings against the Executive in connection with the Executive's acts or omissions as an employee of the Company or the Parent or any Affiliate of the Company or the Parent, the Company will arrange and pay for the defence of the Executive in any such legal proceedings and will indemnify the Executive for any damages, costs, and expenses awarded against the Executive unless it is determined by a court of competent jurisdiction that: (i) the Executive was not acting honestly and in good faith with a view to the best interests of the Company or, such Affiliate; (ii) in the case of a criminal or administrative action or proceedings that is enforced by a monetary penalty, the Executive did not have reasonable grounds for believing that his conduct was lawful; or (iii) the Executive was acting in breach of his obligations hereunder or illegally. Costs, charges, expenses and fees incurred by the Executive in investigating, defending and

appealing any claim or other matter for which the Executive may be entitled to an indemnity hereunder, will, at the request of the Executive, be paid or reimbursed by the Company in advance or forthwith upon such amount being due and payable, it being understood and agreed that, in the event it is ultimately determined by a court of competent jurisdiction that the Executive was not entitled to be so indemnified, or was not entitled to be fully so indemnified, that the Executive will indemnify and hold harmless the Company of such amount or the appropriate portion thereof, so paid or reimbursed.

5.7 Directors' and Officers' Insurance. The Company will maintain during the term of this Agreement directors' and officers' liability insurance for the benefit of the Executive against any expenses or liability from which he is or may be entitled to be indemnified by the Company, to the extent that such insurance is available in the market at premiums that the Board considers, in good faith, to be reasonable.

5.8 Withholding. Notwithstanding anything to the contrary herein, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation subject to any payments qualifying for relief from withholding by virtue of the transfer thereof to registered plans as permitted by the *Internal Revenue Code* of the United States of America (the Code) or the *Income Tax Act* (Canada) (the "Tax Act") and taking into account any relief from such withholding requirements to which the Executive may be entitled pursuant to the administration of the Code or the Tax Act.

5.9 Severability. If any part or portion of this Agreement shall be unenforceable, illegal, or contrary to the public policy of the jurisdiction in which it is sought to be enforced, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall be and remain valid and binding upon and enforceable by the parties hereto. In addition, the duration and coverage of each separate covenant may be limited by a court in which enforcement of such covenant is sought to the extent necessary to permit the enforcement of such separate covenant.

5.10 Amendments in Writing. This Agreement may be amended only by an instrument in writing signed by both parties.

5.11 Waivers in Writing. Neither party may waive or shall be deemed to have waived any right it has under this Agreement (including under this section) except to the extent that such waiver is in writing.

5.12 No Derogation of Obligations at Law. Nothing in this Agreement is intended to limit or otherwise affect the duties and obligations of the Executive to the Company whether during, or after the termination of, the Executive's employment by the Company existing at law.

5.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions of the parties, including any Affiliate of the Executive, in respect of the subject matters hereof, and there are no conditions, representations,

warranties, covenants, agreements or other provisions express or implied, collateral, statutory or otherwise, relating to such subject matter except as expressly provided herein

5.14 Executive Acknowledgement. The Executive acknowledges that:

(1) the Executive has had sufficient time to review this Agreement thoroughly;

(2) the Executive has read and understands the terms of this Agreement and the obligations hereunder; and

(3) the Executive has been represented by his own legal counsel throughout the negotiations and discussions leading to the signing of this Agreement.

5.15 Fresh Consideration. The Company has provided the Executive with $10.00 fresh consideration for entering into this Agreement. The Executive acknowledges receipt of this fresh consideration.

IN WITNESS WHEREOF, the parties have executed this Agreement.

**POLY MET MINING INC.**

By: ______________________________
Title:

**POLYMET MINING CORP.**

By: ______________________________
Title:

**BY THE EXECUTIVE**

______________________________
Douglas Newby

**SCHEDULE A**
**TO EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN POLY MET MINING, INC., POLYMET MINING CORP. AND DOUGLAS NEWBY**

**Annual Salary**

US$200,000

**Other Amounts**

A bonus (the "**Special Financing Bonus**) of:

(a) a minimum of US$100,000 upon the closing of a financing on not less than US$20 million to provide interim financing to the Company prior to senior construction financing: and

(b) a minimum of US$100,000 upon the Company obtaining and approving a commitment for senior construction financing

**Vacation Entitlement:**

Four Weeks annually

**Bonus Shares**

The Executive shall be entitled to receive shares of the Parent ("**Shares**") upon the Company achieving certain identifiable milestones in its business plan for the for the Company's NorthMet Property in Minnesota (the "**Property**"). These milestones are referenced in Parent documentation as milestone 2.

In the event that the Parent is the subject of an unsolicited take-over bid and if the Directors of the Parent recommend acceptance of such a bid, and if more than 50% of the issued shares of the Parent have been tendered and not withdrawn under the bid, then all Shares which remain subject to issuance under the Share Bonus shall be deemed to be vested and shall be issued immediately prior to the expiry of the bid, such that the shares may be tendered under the bid.

## Stock Options

| Date Granted | Number | Exercise Price | Expiry Date | Vesting Schedule |
|---|---|---|---|---|
| June 15, 2005 | 40,000 | $0.94 | June 15, 2010 | N/A |
| December 5, 2005 | 100,000 | $1.15 | December 5, 2010 | N/A |
| September 19, 2005 | 210,000 | $1.36 | September 19, 2010 | N/A |
| March 20, 2006 | 500,000 | $2.76 | March 20, 2011 | N/A |

**Initiated by**:

The Company____________________

The Parent ____________________

The Executive____________________